Exhibit 10.1

INDEPENDENT CONSULTING AGREEMENT

This Independent Consultant Agreement (“Agreement”) is made as of January 1, 2021 (the “Effective Date”), between Bright Mountain Media, Inc., a Florida corporation (the “Company”) and Gregory A. Peters (“Consultant”) (collectively, the “Parties” and individual, as necessary, the “Party) agree upon the terms and conditions set forth below.

WHEREAS, the Company is in the business of operating and developing digital media and advertising services platforms (the “Business”);

WHEREAS, Consultant was employed by the Company as its President and Chief Operating Officer via an Employment Agreement dated April 1, 2020 (“Employment Agreement”), which is incorporated herein by reference as if fully re-written herein, until the Effective Date;

WHEREAS, the Parties mutually agree that this Agreement constitutes a mutual written agreement between the Parties pursuant to Section 4(B) of the Employment Agreement sufficient to terminate the Employment Agreement by reason of Consultant’s resignation as of the Effective Date though all post-employment restrictions and covenants of the Employment agreement remain in full force and effort;

WHEREAS, the Parties hereby mutually agree that as the Effective Date of this Agreement, that Section 4(F) of the Employment Agreement is null and void;

WHEREAS, as of the Effective Date, Consultant resigns Consultant’s positions as an officer and director of the Company and any subsidiary or affiliated company or entity;

WHEREAS, Consultant, who represents that Consultant is capable and experienced in providing certain services relevant to the digital advertising process (the “Services”), desires to provide Services to the Company on an independent contractor basis under the terms of this Agreement; and

WHEREAS, the Company desires to contract with Consultant to provide such Services to the Company subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the respective covenants and agreements of the parties contained herein, the sum of one dollar paid by the parties to each other, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) it is agreed as follows:

Article 1
Consulting Services

1.1 Engagement. The Company hereby agrees to engage the Consultant to provide the Company with certain services as set out on Schedule A (the “Services”), and the Consultant hereby agrees to provide such Services to the Company.

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1.2 Term and Termination of this Agreement.

1.2.1 The term of this Agreement shall commence on the Effective Date and terminate on March 31, 2023 (the “Term”) unless terminated under Section 1.2.3 of this Agreement.

1.2.2 Unless otherwise specified herein, the Company’s liability to the Consultant with respect to such termination shall be limited to the amount earned by Consultant as of the termination date. The Parties expressly agree that Company shall not under any circumstances be responsible to the Consultant for any other type of remuneration or benefits.

1.2.3. Termination. The Company may terminate this Agreement by providing Consultant written notice prior to the expiration of the Term if any of the following occur: (1) the Company begins dissolution proceedings; (2) the Company engages to file bankruptcy; (3) the Company is prohibited from operating in full or part via a government or similar order; or (4) the Company’s gross revenue is decreased by at least 50% from the prior month. Upon the occurrence of any of these events, the Company may terminate this Agreement immediately upon written notice.

1.3 Provision of Services. The Consultant shall provide its Services in a professional and competent manner in support of the Business of the Company, and at such times and locations as may be stipulated by the Company, from time to time, and on the conditions set forth in Schedule A.

1.4 Consultant’s Responsibilities.

1.4.1 Consultant shall perform the Services in a careful, expeditious, timely, and professional manner. The Company shall have the right to review Consultant’s work at any time. Consultant shall have the sole and exclusive right and responsibility to control and determine the method and manner of Consultant’s performance of the Services. Consultant agrees that Consultant will be responsible for the timely payment of Consultant’s employees and agents. Consultant shall comply with all federal, state, and local laws and regulations regarding compensation, hours of work, workplace safety, and other conditions of employment for any person engaged by Consultant to perform any part of the Services under Consultant’s control.

1.4.2 To the best of Consultant’s knowledge, Consultant warrants and represents that all of Consultant’s activities under this Agreement or any with the Company will be conducted in accordance with all applicable laws of the United States and that Consultant will perform the Services to the best of Consultant’s abilities and in a diligent, trustworthy, businesslike, and efficient manner.

1.4.3 Consultant shall, at Consultant’s own expense, obtain and maintain Consultant’s own insurance covering its obligations under this Agreement. Consultant shall provide to the Company, at its request, evidence and proof of insurance policies, which includes proof of insurance for any automobile being utilized to perform services under this Agreement and a copy of the driver’s license for any employee or agent who will be operating a motor vehicle in performance of duties or services pursuant to this Agreement.

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1.4.4 The Consultant shall indemnify and hold harmless the Company, its affiliates, and its respective officers, directors, agents and employees from any and all claims, demands, losses, causes of action, damage, lawsuits, judgments, including attorneys’ fees and costs, arising out of, or relating to, the Consultant’s services under this Agreement.

1.5 Remuneration. In consideration for the Services rendered to the Company, Consultant shall be entitled to fees stipulated on Schedule A for the term of this Agreement.

1.6 Billing by Consultant. The Consultant shall, upon written request of the Company, invoice the Company for the Services rendered by it and all expenses incurred (in accordance with Section 1.7) unless requested.

1.7 Expenses. Consultant shall be responsible for all of Consultant’s own business costs and expenses, unless otherwise agreed to in advance of the expense being incurred and in writing by the Parties for specific extraordinary costs and expenses and will require supporting documentation. Consultant shall invoice the Company for such extraordinary agreed-upon expenses and provide statements and receipts in such detail as the Company may reasonably request in substantiation for all such expenses.

1.8 Relationship of the Parties. The Parties intend that the Consultant be engaged as an independent contractor of the Company, meaning Consultant will not be eligible for benefits, including health insurance benefits, vacation time, sick time, bonus opportunities, etc., as the Company provides to employees from time to time. Nothing contained in this Agreement will be or should be construed to create the relationship of employer and employment, principal and agent, partnership or joint venture or any type of fiduciary relationship. The Consultant does not have authority to act on behalf of the Company, and may not act as an agent for the Company, including, but not limited to, Consultant may not enter into contracts on behalf of the Company. In addition, the Consultant will not be entitled to workers’ compensation benefits, unemployment benefits, retirement, insurance or other benefits afforded to employees of the Company. The consideration set forth on Schedule A shall be the sole consideration due the Consultant for the Services rendered hereunder. The Parties have a non-exclusive relationship, meaning that the Company may contract with other independent sales consultants to engage in similar Services as Consultant, and, so long as Consultant is not in breach of this Agreement, Consultant may engage in sales services on behalf of other individuals, entities, etc.

Article 2
Covenants and Representations

2.1 No Delegation of Services. The Consultant may not, with the prior written consent of the Company, delegate, subcontract or otherwise assign the performance of the Services to any person.

2.2 Absence of Prior Agreements. The Consultant represents as follows:

(a)	The entering into of this engagement with the Company under this Agreement does not constitute a breach of any contract, agreement or understanding, written or oral, to which the Consultant may be a party, and that the Consultant is free to execute this Agreement and to enter into this engagement with the Company.

(b)	The Consultant is not bound by the terms of any agreement with any previous employer or other party: (i) to refrain from using or disclosing any trade secret, confidential, or proprietary information of such previous employer or other party in the course of this engagement with the Company; or (ii) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

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2.3 Further Representations and Warranties. The Consultant further represents the following:

(a)	The execution and delivery of this Agreement has been duly authorized by all necessary actions on the part of the Consultant, and this Agreement when duly executed and delivered by the Consultant will constitute a legal and binding obligation of the Consultant enforceable in accordance with its terms.

(b)	All Services performed by Consultant hereunder shall not infringe the trademark, patent, copyright or other industrial or intellectual property rights of any person.

(c)	In performing the Services, the Consultant will not use or incorporate into its work or the software or hardware of the Company or of any of its customers or end-users any data or use dependencies, or other protective devices, viruses or worms that might restrict or prevent the use, copying or modification of the Consultant’s work product or the software or hardware of the Company or of any of its customers or end-users.

Article 3
Confidentiality and Non-Disclosure.

The Consultant shall be bound by the terms of the confidentiality undertaking on Schedule B hereto.

Article 4
Post-termination obligations and RElease

4.1 Return of Materials. Upon the termination of this Agreement for any reason, Consultant will return to the Company all of the Company’s property including, but not limited to, keys, pass cards, credit cards, customer lists, tapes, software, computer files, hardware, software, computer files, marketing and sales materials, and any other Company property, record, document or piece of equipment belonging to the Company.

4.2 Non-Disparagement. During the Term of this Agreement and after termination of this Agreement the Parties mutually agree not to make any disparaging or defamatory statements, about the other, whether written or oral.

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4.3 Reasonableness. The Parties acknowledge that the restrictions contained in this Section 4 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Consultant’s right to work or earn a living after the Term of this Agreement.

4.4 Consultant’s Release of Claims. In consideration of Company’s promises in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which Consultant expressly acknowledges, Consultant, on Consultant’s own behalf, and on behalf of Consultant’s heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES Company, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of Company, its predecessors, successors, and assigns (collectively, the “Affiliates”), as well all past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, and any other representative of whatever kind or nature (individually and in their official capacities) of the Company and the Affiliates (collectively, the “Released Parties”) from any action, claim, obligation, damages, cost, or expense that Consultant has or may have had against them, whether known or unknown, based upon acts or omission occurring on or before the Effective Date, including but not limited to claims arising directly or indirectly from Consultant’s employment with, or separation of employment from, the Company or any Affiliate.

This release covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. This specifically includes, without limitation, claims arising under the Florida anti-discrimination laws; the Florida Civil Rights Act; all state employment laws; Title VII of the Civil Rights Act of 1964, as amended; the Family and Medical Leave Act of 1993, as amended; the Americans with Disabilities Act of 1990, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Equal Pay Act of 1963, as amended; the Immigration Reform Control Act of 1986, as amended; the National Labor Relations Act of 1935, as amended; the Sarbanes-Oxley Act of 2002, as amended; and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

However, this release does not extend to claims which, by law, cannot be released through an agreement such as this. Consultant and Company agree and confirm that no reference herein to any specific claim or statute is intended to limit the scope of this Agreement.

Nothing in this Section 4.4 precludes Consultant from filing a charge of discrimination, or from participating in an investigation, with the Equal Employment Opportunity Commission (“EEOC”) or an applicable state agency, or from filing a charge or complaint with any other governmental agency. Consultant, however, expressly waives and releases any right Consultant may have to recover any monetary relief or other relief or damages resulting from a charge or any action or suit that may be instituted on Consultant’s behalf against the Released Parties by the Equal Employment Opportunity Commission, an applicable state agency, or any other Consultant Employee may have to recover any monetary relief or other relief or damages resulting from any class or collective action that may be filed on Consultant’s behalf. This release of Consultant’s right to monetary relief covers charges, actions, suits, and class or collective actions based upon acts or omissions occurring on or before the moment Consultant executes this Agreement.

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4.5 Warranty of No Pending Disputes. Consultant represents and warrants that Consultant has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and has not suffered any work-related injury or illness within two years prior to the effective date of this Agreement. To the extent Consultant does have any pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Released Parties, Consultant agrees to immediately withdraw or dismiss them with prejudice. Employee also acknowledges and agrees that Consultant has been fully and properly paid for all hours worked, has received all leave under the Family and Medical Leave Act of 1993, as amended (FMLA), to which Consultant may have been entitled, is not aware of any facts or circumstances constituting a violation of the FMLA, as amended; of the Fair Labor Standards Act of 1938, as amended; or of any Florida wage and hour law.

4.6 Non-Compete. During the Term of the Agreement and for two (2) years thereafter, Consultant shall not, directly or indirectly, actually or attempt to, engage in the Business of providing Competing Services wherever the Company does business. The Parties agree and acknowledge that the restriction in this Section 4.6 is necessary to protect the Company’s legitimate interests, which, based on Consultant’s prior employment relationship with the Company, include, but are not limited to, protecting the Company’s trade secrets; valuable confidential information; substantial relationships with customers and clients; and goodwill. The Parties further agree that the geographic restriction, which is broad and includes the United States and abroad is necessary and reasonable to protect the Company’s legitimate business interests to due the almost exclusively digital nature of the Company’s Business.

4.7 The Company’s Release of Claims. In consideration of Consultant’s promises in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Company expressly acknowledges, the Company, on own behalf, and on behalf of its officers, directors, employees, agents, attorneys, insurers, assigns, attorneys, and other representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES the Consultant and Consultant’s heirs, successors, and assigns (the “Consultant’s Released Parties”) from any action, claim, obligation, damages, cost, or expense that the Company has or may have had against it, whether known or unknown, based upon acts or omission occurring on or before the Effective Date, including but not limited to claims arising directly or indirectly from Consultant’s employment with, or separation of employment from, the Company or any Affiliate.

This release covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation.

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4.8 Transfer of URL. Within seven (7) days of the Effective Date of this Agreement, the Company shall cause to be transferred to Consultant all rights and responsibilities associated with the URL https://www.politicalIQ.com.

Article 5
General Provisions.

5.1 Remedies. The Company may apply to the satisfaction of any loss, damage or expense suffered by the Company as a result of Consultant’s breach of this Agreement (“Damages”) any and all amounts otherwise payable, or to become payable to the Consultant under this Agreement or otherwise, and in addition, Consultant shall pay to the Company any Damages not so satisfied. Any and all payments to the Consultant may be deferred until all such Damages have been assessed and satisfied. Consultant recognizes that a violation of this covenant may also create damages to the Company that are incapable of calculation, and agrees that the Company shall be entitled to injunctive relief to prohibit a violation of this covenant. Consultant acknowledges that Consultant received actual consideration for this covenant. The Parties agree that the term of this covenant is reasonable and takes into account factors such as the fact that the Company operates on a national basis and, as of the Effective Date of this Agreement is the largest supplier of yard card signs in the United States.

5.2 Litigation and Regulatory Cooperation. During and following the Term of this Agreement, Consultant shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to the events or occurrences that transpired during the Term of this Agreement, provided, however, such cooperation following the Term of the Agreement does not unreasonably interfere with Consultant’s employment or other professional commitments and Consultant is reasonably compensated for any such time and expenses incurred by Consultant in respect thereof. Consultant’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery, depositions, and/or trial and to act as a witness on behalf of the Company at mutually convenient times. Such cooperation shall include cooperating, during and following the Term of this Agreement, which the Company in connection with any examination or review of any federal, state or local regulatory authority as any such examination or review relates to events or occurrence that transpired during the Term of this Agreement.

5.3 Assignment. The Consultant shall not assign any right or interest under this Agreement (accepting monies due or to become due) or delegate any work or other obligations to be performed by the Consultant under this Agreement without the prior written consent of the Company. Any attempt at assignment or delegation and contravention of the above provisions shall be void and defective.

5.4 Intellectual Property Ownership. All models, programs, software and other formulas developed during the term of this Agreement by the Consultant in the course of providing the Services shall be and remain the property of the Company under the principle of work-for-hire.

5.5 Representations and Warranties. The Consultant will make no representations, warranties, or commitments binding the Company without the Company’s prior consent.

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5.6 Governing Law. All questions relative to the execution, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida. If Florida’s conflict of la rules would apply another state’s laws, the Parties agree that Florida law will still govern.

5.7 Consent to Jurisdiction and Venue. Consultant agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction if Palm Beach County, Florida. Consultant consents to the personal jurisdiction of the state and/or federal courts located in Palm Beach County, Florida. Consultant waives (i) any objection to jurisdiction or venue or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

5.8 Modification. This Agreement may be modified only in writing signed by the parties. Waiver of any term or provision thereof by any party shall not be considered a waiver of any other term or provision or of any breach of this Agreement regardless of the nature of such subsequent intent or breach.

5.9 Notices. Any notice, demand, acknowledgments or other communications (other than this Agreement) which under the terms of this Agreement or otherwise must or may be given made by either party shall, unless specifically otherwise provided in this Agreement, be in writing and shall be given or made by certified or registered mail addressed to the respective parties as follows:

to the Company at:	Attention: Legal Department
Bright Mountain Media, Inc.
6400 Congress Avenue
Boca Raton, Florida 33487

to the Consultant at:	Gregory Peters
4727 E. Conway Drive
Atlanta, GA 30327

Such notice, demand, acknowledgment or other communication shall be deemed to have been given or made when such mail is received. The above addresses may be changed at any time by giving thirty (30) days’ prior written notice as above provided.

5.10 Copies and Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument. Copies (photostatic, facsimile or otherwise) of signatures to this Agreement will be deemed to be originals and may be relied on to the same extent as the originals.

5.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

5.12 Waiver. No waiver of any provision of this Agreement shall be enforceable against the other party unless it is in writing and signed by that party.

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5.13 Independent Legal Advice. The Consultant acknowledges that Consultant has read, and understands the terms and conditions of this Agreement and acknowledges that Consultant has been advised to obtain independent legal advice with respect to it.

5.14 Entire Agreement. This Agreement, and the post employment restrictions and obligations in the Employment agreement, contains the entire understanding between the parties hereto. There are no agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter of this Agreement that are not fully expressed herein. This Agreement may not be amended or modified, except by an instrument in writing executed by the parties hereto. No course of conduct or dealing shall be deemed to modify the terms of this Agreement. Any waiver of any breach of this Agreement shall be limited to the particular incident and shall not operate or be deemed to waive any future breach nor shall any delay on the part of either parties’ act upon any breach be deemed the waiver thereof.

IN WITNESS WHEREOF and intending to be legally bound, hereby the parties have caused this Agreement to be duly executed, as of the day and year first above written.

Date	Gregory A. Peters

Bright Mountain media, Inc.
Per:
Name:
Title:
I have authority to bind the Company

Date:

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Schedule A
Terms

1.	Services: The Consultant shall provide the following services (the “Services”) during the Term:

●	Consultant shall provide the Services in a manner that does not require or allow Consultant to work more than 20 hours a week and will only work on matters that are reasonably and mutually agreeable between Consultant and Kip Speyer.

●	During the Term of the Agreement, Consultant will not have any authority to execute any documents on behalf of the Company and would not have any authority to bind the Company in any manner.

2.	Remuneration: The Company shall compensate the Consultant at a rate of $27,083.33 (US) a month paid out in two monthly installments one on or before the 15th and the other on the last day of the month, unless such date is a holiday in which case it will be paid the following business day.

3.	Consultant Responsible for Taxes. The Company will not withhold any amounts for payment of taxes from the compensation of the Consultant hereunder. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws or union or professional guild regulations shall be the Consultant’s sole responsibility and the Consultant shall indemnify and hold the Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with said payments. Consultant acknowledges and understands and agrees to be responsible for filing all federal and state or city income tax returns and self-employment tax returns. The Company shall furnish Consultant with an IRS 1099 Form indicating all compensation paid to Consultant on an annual basis if required by law.

4.	Non-Exclusivity. This Agreement is non-exclusive meaning that Consultant can obtain employment or provide consulting services to other entities so long as they are not competitive to the Company’s Business.

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Schedule B
Confidentiality Undertaking

1.	Confidentiality Undertaking.

(a)	All Confidential Information will at all times be treated and safeguarded as private and confidential and held in confidence and will be used by the Consultant only in connection with the provisions of Services to the Company. The Consultant will protect and safeguard the Confidential Information with the same degree of care it exercises in protecting its own Confidential Information and the Consultant agrees to prevent the unauthorized, negligent or inadvertent use, disclosure or publication thereof;

(b)	Access to Confidential Information will be limited to the Consultant, and if applicable its officers and employees and Consultant’s legal, financial, marketing and other advisers that are either under a duty of confidentiality to the Consultant or have signed a confidentiality undertaking that is substantially similar to the undertaking in this Agreement and who in each such case necessarily require the same for the purposes referred to in paragraph (a);

(c)	At no time without the prior written consent of the Company will the Consultant, and if applicable, the Consultant’s affiliates, agents or advisors: (i) disclose to any person (other than those specified in (b) above) either the fact that discussions or negotiations are taking place between the Consultant and the Company or any of the terms, conditions or other facts in respect thereof; or (ii) permit any other person to act on or use any of the Confidential Information (whether or not such other person is aware of such Confidential Information).

(d)	If applicable, the Consultant will ensure that the terms of this confidentiality undertaking are drawn to the attention of each of the Consultant’s officers and employees, legal, financial, marketing and other advisers prior to the disclosure of any Confidential Information to them and that each of them adheres to the terms of this agreement.

2.	Term. The obligations contained herein shall effective from the date on which the Company first discloses Confidential Information and shall remain in effect for a period of 5 years following the date on which the Company last discloses any Confidential Information to the recipient. The obligations contained herein shall not be affected by bankruptcy, receivership, assignment, attachment or seizure procedures whether initiated by the recipient, a trustee of the recipient in bankruptcy or the equivalent under any other law.

3.	Return of Confidential Information. The Consultant will upon receipt of a written request from the Company either: (i) return all documents, papers, records or computer disks (whether in writing or capable of being reduced to writing) containing Confidential Information; (ii) destroy and/or erase promptly all notes, analyses, summaries and working papers relating to or containing Confidential Information that are not returned pursuant to sub-paragraph (i) above, including any Confidential Information held in any magnetic storage system; and (iii) agree not to keep copies or duplicates of any items referred to in sub-paragraphs (i) and (ii) above, except for such copies as are required to be maintained for regulatory or compliance purposes.

In this Schedule B “Confidential Information” shall include all proprietary information, data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, financial information and any other information disclosed or submitted to the Consultant, in writing or orally or by any other media or in any other format. Confidential information does not include any information that (i) is a part of the public domain on or prior to the disclosure to the receiving party; (ii) becomes a part of the public domain after the disclosure to the receiving party without any breach by the receiving party of this agreement; (iii) was independently developed or discovered by the receiving party without reference to or use of the Confidential Information; or (iv) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party that as the right to make such disclosure. Notwithstanding anything else herein to the contrary either party hereto may, to the extent necessary, disclose Confidential Information in connection with: (i) regulatory and other filings with governmental authorities; (ii) prosecuting or defending litigation, and (iii) complying with applicable laws, provided that such party shall, except where impracticable give reasonable advance notice to the other party of such disclosure and use commercially reasonable efforts to obtain confidential treatment of such Confidential Information by the governmental authority or court to or in which such Confidential Information is disclosed.